Exhibit (a) (23)

For Immediate Release	Symbol: POT
October 13, 2010
Listed: TSX, NYSE
PotashCorp’s “Pledge to Saskatchewan”
Saskatoon, Saskatchewan – As Potash Corporation of Saskatchewan Inc. (PotashCorp) explores strategic alternatives to maximize value for its stakeholders, the company’s Board of Directors and executive management team have established a “Pledge to Saskatchewan” that incorporates many of the company’s existing practices, as well as strategic imperatives for the future. We believe these practices, and a commitment by any bidder to endorse them, will serve the best interests of the Province of Saskatchewan and PotashCorp stakeholders.
“For 35 years, including the past 21 as a publicly traded company, Potash Corporation of Saskatchewan Inc. has served as a steward of the Province’s potash resources, employer of choice at all of our locations and an ambassador for Saskatchewan and Canada around the world,” said Dallas Howe, Chairman of the PotashCorp Board of Directors. “We intend to ensure the purpose and spirit of this company are maintained in every circumstance as we move forward.”
PotashCorp’s “Pledge to Saskatchewan” includes:
1.	Maintaining a Strong and Vital Corporate Headquarters in Saskatchewan

PotashCorp or any supported bidder will commit to maintaining the company’s headquarters in Saskatchewan. Senior officers, including the Chief Executive Officer, Chief Financial Officer and President, PCS Potash, will maintain residency in Saskatchewan. In addition to existing corporate functions and the more than 200 employees at the Saskatoon corporate headquarters, executives responsible for legal, human resources and investor relations will relocate to Saskatchewan.

2.	A Commitment to Canpotex and Strong Continuing Provincial Revenues

A leading Saskatchewan company, Canpotex was organized nearly 40 years ago to promote exports of Saskatchewan potash through an efficient, unified logistics and marketing organization. It has grown into a globally-recognized brand which is synonymous with quality products and superior customer service. We believe the sale of offshore potash through Canpotex helps serve the interests of the Province and other stakeholders.

3.	Support for Continued Profit-Maximization Strategies

For more than 20 years, PotashCorp has managed Saskatchewan’s finite potash resources to maximize long-term value for all stakeholders. We believe the benefits of this strategy are on the verge of fuller realization and must be protected for the best interests of the Province and investors. Any supported bidder that is also a purchaser of potash must commit to purchasing products through Canpotex under an arm’s length arrangement.
POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

4.	Development of a Strong Aboriginal Workforce

PotashCorp is developing an Aboriginal Engagement Strategy to build mutually beneficial relationships with Aboriginal communities, encouraging increased employment, economic development and community building. The execution of this strategy is integral to the development of the Province, the company and Aboriginal communities.

5.	A Commitment to Community Programs

PotashCorp is committed to, and any supported bidder must commit to, being the number one corporate citizen in Saskatchewan in terms of philanthropic giving. In the case of PotashCorp, this would include commitments to major projects which would promote excellence in education, enhance access to the best in medical care and provide Saskatchewan residents with improved recreational facilities.

6.	A Commitment to Local Purchasing

As per PotashCorp’s current policy, any supported bidder must commit to a local spending target of at least 60 percent on competitive terms, excluding purchases for major expansions, energy, transportation and raw materials.

7.	Continuing PotashCorp Expansion Projects

Beginning in 2003, PotashCorp initiated a plan to invest more than $7 billion in long-term capital expansions of our potash assets, including $5.7 billion of expansions in Saskatchewan between 2005 and 2014. Any supported bidder must commit to complete these projects.
“PotashCorp has become a global leader with the support of a number of stakeholders, including customers, shareholders, suppliers and a talented and committed group of employees,” said Bill Doyle, Chief Executive Officer of PotashCorp. “We believe our company is ideally positioned to meet the increasing needs of global fertilizer customers in the years ahead and we will protect that position for our stakeholders. Just as we are renewing our mining operations, we are renewing our commitment to the Province of Saskatchewan and all stakeholders.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise by capacity producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in each of nitrogen and phosphate; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and the world’s largest capacity for production of purified industrial phosphoric acid. PotashCorp’s common shares are listed on the Toronto Stock Exchange and the New York Stock Exchange.
For further information please contact:

Investors	Media
Denita Stann	Bill Johnson
Senior Director, Investor Relations	Director, Public Affairs
Phone: (847) 849-4277	Phone: (306) 933-8849
Fax: (847) 849-4691	Fax: (306) 933-8844
Email: ir@potashcorp.com	pr@potashcorp.com
Web Site: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements are based on certain factors and assumptions including foreign exchange rates, expected growth, results of operations, performance, business prospects, evaluations and opportunities and effective income tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward looking statements, including, but not limited to: future actions taken by BHP Billiton, PotashCorp or shareholders of PotashCorp in connection with, or in response to, the BHP Billiton offer; fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with China and India; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on the company’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes and other forms of work stoppage or slowdowns; changes in and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2009 under captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in our other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Important Information
This release is neither an offer to purchase nor the solicitation of an offer to sell any securities. On August 23, 2010, PotashCorp filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) with respect to the offer to purchase commenced by BHP Billiton Development 2 (Canada) Limited, a wholly-owned subsidiary of BHP Billiton Plc. Investors and security holders of PotashCorp are urged to read the solicitation/recommendation statement and any other relevant documents filed with the SEC, which contain important information.
Investors and security holders may obtain a free copy of the solicitation/recommendation statement and other documents that PotashCorp files with the SEC through the website maintained by the SEC at www.sec.gov and through the website maintained by PotashCorp at www.potashcorp.com. In addition, the solicitation/recommendation statement and other documents filed by PotashCorp with the SEC may be obtained from PotashCorp free of charge by directing a request to Potash Corporation of Saskatchewan Inc., 122 – 1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3, (306) 933-8500.

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